Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, July 29, 2010- Bank of the Carolinas Corporation (Nasdaq: BCAR) reported today financial results for the three- and six-month periods ended June 30, 2010.

For the three-month period ended June 30, 2010, the Company reported a net loss of $188,000, as compared to a net loss of $1,479,000 in the second quarter of 2009. After payment of dividends on preferred stock, the net loss available to common shareholders for the three months ended June 30, 2010 was $415,000, or $0.11 per common share, compared to a net loss of $0.41 per common share for the second quarter of 2009.

For the six-month period ended June 30, 2010, the Company reported a net loss of $423,000, as compared to a net loss of $2,134,000 for the six-month period of 2009. The net loss available to common shareholders for the six months ended June 30, 2010 was $877,000, or $0.23 per common share, compared to a net loss of $0.57 per common share for the six month period of 2009.

The significant improvement in year-to-date 2010 results versus the previous year was driven by stronger core operating results which helped offset increased provisions for loan losses and continued high credit losses. For the three- and six-month periods in 2010, net interest income increased 42.7% and 37.4%, respectively, over the comparable periods in 2009. This increased the Company’s year-to-date net interest margin to 3.28% in 2010 as compared to 2.26% in the previous year.

As of June 30, 2010, the Company’s nonperforming assets totaled $20.8 million and amounted to 3.86% of total assets, compared to total nonperforming assets of $17.5 million, or 2.86% of total assets, as of December 31, 2009, and $20.0 million, or 3.27% of total assets at June 30, 2009.

The provision for loan losses totaled $1,086,000 for the quarter ended June 30, 2010, an increase of 50.9% from the provision of $720,000 for the second quarter of 2009. For the six-month period ended June 30, 2010, the loan loss provision totaled $2,002,000, an increase of 41.0% from the $1,420,000 recorded in the same period 2009. The allowance for loan losses was 1.95% of total loans as of June 30, 2010, and net charge-offs for the six-month period represented an annualized percentage of 1.59% of average loans outstanding.

Noninterest expenses totaled $4.1 million for the second quarter of 2010, a decrease of 20.1% from the comparable quarter of 2009. For the six month period ended June 30,

2010, noninterest expenses totaled $8.3 million, a decrease of 7.3% from the comparable period of 2009. The decrease in noninterest expenses for 2010 was primarily due to reductions in write-downs on carrying values on foreclosed real estate. Salaries and benefits increased period over period due to the Company bringing in-house the special asset functions that previously were outsourced. Noninterest income remained relatively flat for the second quarter compared to 2009.

Total assets at June 30, 2010 amounted to $539.9 million, a decrease of 11.6% when compared to the $610.4 million as of December 31, 2009 and a decrease of 11.7% when compared to $611.1 million as of June 30, 2009. The decrease in assets was a planned strategy by the Company to improve its net interest margin and capital ratios. Loans totaled $368.8 million at June 30, 2010, a decline of 9.0% from a year earlier, and deposits fell 14.7% over the prior year to $414.0 million.

The Company continues to be well capitalized with a Tier 1 leverage ratio of 8.31%, a Tier 1 capital to risk-weighted assets ratio of 10.44% and a total capital to risk-weighted assets ratio of 12.31% as of June 30, 2010.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 998-1799 x 220

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “ feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, and changes in general economic conditions and real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral), (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	June 30,
	2010	2009
Assets:

Cash and due from banks, noninterest-bearing	$3,467	$8,282
Temporary investments	7,462	30,249
Investment securities	121,916	131,977
Loans	368,843	405,364
Less, allowance for loan losses	(7,180)	(6,714)

Total loans, net	361,663	398,650
Premises and equipment, net	13,496	14,491
Other real estate owned	9,181	7,149
Bank owned life insurance	10,189	9,825
Other assets	12,482	10,470

Total Assets	$539,856	$611,093

Liabilities:

Noninterest bearing demand deposits	$37,581	$19,256
Interest-checking deposits	34,765	29,077
Savings and money market deposits	141,834	297,271
Time deposits	199,807	139,467

Total deposits	413,987	485,071
Securities sold under repurchase agreements	45,755	46,111
Federal Home Loan Bank advances	25,000	23,000
Subordinated debt	7,855	7,855
Other liabilities	1,797	1,990

Total Liabilities	494,394	564,027

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(1,121)	(1,366)
Common stock, $5 par value per share	19,486	19,456
Additional paid-in capital	12,990	13,016
Retained earnings (loss)	(576)	1,835
Accumulated other comprehensive income	1,504	946

Total Shareholders’ Equity	45,462	47,066

Total Liabilities and Shareholders’ Equity	$539,856	$611,093

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,891,841

Book value per common share	$8.28	$8.71

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended June 30		Six months ended June 30

	2010	2009	2010	2009
Interest income
Interest and fees on loans	$5,324	$5,977	$10,707	$12,029
Interest on securities	851	1,435	1,785	2,898
Other interest income	16	21	33	43

Total interest income	6,191	7,433	12,525	14,970

Interest expense
Interest on deposits	1,209	3,644	2,658	7,186
Interest on borrowed funds	684	777	1,356	1,588

Total interest expense	1,893	4,421	4,014	8,774

Net interest income	4,298	3,012	8,511	6,196
Provision for loan losses	1,086	720	2,002	1,420

Net interest income after provision for loan losses	3,212	2,292	6,509	4,776

Noninterest income
Customer service fees	330	338	645	650
Increase in value of banked owned life insurance	90	91	179	180
Gains on investment securities	94	95	190	95
Other income (loss)	(2)	18	1	23

Total noninterest income	512	542	1,015	948

Noninterest expense
Salaries and benefits	1,799	1,677	3,714	3,348
Occupancy and equipment	533	532	1,128	1,094
FDIC insurance assessments	263	380	562	715
Data processing expense	191	212	397	455
Valuation provisions and net operating costs associated with foreclosed real estate	343	1,326	712	1,462
Other	952	984	1,803	1,897

Total noninterest expenses	4,081	5,111	8,316	8,971

Loss before income taxes	(357)	(2,277)	(792)	(3,247)
Provision for income taxes	(169)	(798)	(369)	(1,113)

Net loss	$(188)	$(1,479)	$(423)	$(2,134)

Dividends and accretion on preferred stock	(227)	(99)	(454)	(99)

Net loss available to common shareholders	$(415)	$(1,578)	$(877)	$(2,233)

Loss per common share:
Basic	$(0.11)	$(0.41)	$(0.23)	$(0.57)
Diluted	$(0.11)	$(0.41)	$(0.23)	$(0.57)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,891,423	3,897,174	3,891,299
Diluted	3,897,174	3,891,423	3,897,174	3,891,299

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the three months ended June 30				As of or for the six months ended June 30
	2010	2009	Change*		2010	2009	Change*
Average balance sheet data
Average loans	$372,571	$407,727	(8.62)%		$379,172	$407,751	(7.01)%
Average earning assets	508,996	562,910	(9.58)		523,961	552,325	(5.14)
Average total assets	555,762	604,180	(8.01)		570,948	593,359	(3.78)
Average common shareholders’ equity	32,376	59,882	(45.93)		32,387	48,250	(32.88)
Average total shareholders’ equity	45,555	59,882	(23.93)		45,566	48,250	(5.56)

Period-end balance sheet data:
Total loans					$368,843	$405,364	(9.01)%
Allowance for loan losses					(7,180)	(6,714)	6.94
Total assets					539,856	611,093	(11.66)
Total deposits					413,987	485,071	(14.65)
Total common shareholders’ equity					32,283	33,887	(4.73)
Total shareholders’ equity					45,462	47,066	(3.41)

Asset quality indicators
Net loan charge-offs	$957	$975	n/m	%	$2,989	$1,014	194.85%
Total nonperforming loans	11,642	12,860	(9.47)		11,642	12,860	(9.47)
Total nonperforming assets	20,822	20,009	4.06		20,822	20,009	4.06

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.03%	0.96%	7	BP	1.59%	0.50%	109	BP
Nonperforming loans to total loans	3.16	3.17	(2)		3.16	3.17	(2)
Nonperforming assets to total assets	3.86	3.27	58		3.86	3.27	58
Nonperforming assets to loan-related assets	5.51	4.85	66		5.51	4.85	66
Allowance for loan losses to total loans	1.95	1.66	29		1.95	1.66	29

Financial ratios
Return on average assets **	(0.14)%	(0.98)%	84	BP	(0.15)%	(0.74)%	59	BP
Return on average common shareholders’ equity **	(5.14)	(10.57)	543		(5.46)	(9.33)	387
Net interest margin **	3.39	2.15	124		3.28	2.26	102

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.11)	$(0.41)	73.17%		$(0.23)	$(0.57)	59.65%
Diluted earnings (loss) per common share	(0.11)	(0.41)	73.17		(0.23)	(0.57)	59.65
Book value per common share	8.28	8.71	(4.86)		8.28	8.71	(4.86)

*	bps denotes basis points.
**	ratio annualized.